U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             IBIZ TECHNOLOGY CORP.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

             Florida                               86-0933890
       ------------------------                 ------------------------
       (State of Incorporation)                 (I.R.S. Employer ID No.)

                  2238 West Lone Cactus, Phoenix, Arizona 85027
                  ---------------------------------------------
                    (Address of principal executive offices)

           Non-Employee Directors and Consultants Retainer Stock Plan
           ----------------------------------------------------------
                            (Full title of the Plan)

                         Kenneth W. Schilling, President
                              IBIZ Technology Corp.
                     2238 West Lone Cactus Drive, Suite 200
                             Phoenix, Arizona 85021
                      (623) 492-9200 . (Name, address, and
                     telephone number of agent for service)

                                 With a copy to:

               Brian F. Faulkner, A Professional Law Corporation,
                         27127 Calle Arroyo, Suite 1923,
                      San Juan Capistrano, California 92675
                                 (949) 240-1361

                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Title of Securities to       Amount to be          Proposed Maximum      Proposed Aggregate          Amount of
     be Registered             Registered          Offering Price Per       Offering Price        Registration Fee
                                 Share
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

      Common Stock             50,000,000              $0.001 (1)               $50,000                 $4.60
------------------------- ---------------------- ----------------------- ---------------------- ----------------------


(1) This offering price per share is calculated under Rule 457(h)(1) pursuant to the deemed issuance price as set forth in this plan (see Exhibit 4 to this Form S-8).

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         See Item 2 below.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The documents containing the information specified in Part I, Items 1 and 2 will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (a) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (b) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following are hereby incorporated by reference:

         (a) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended October 31, 2002, filed on February 13, 2003.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-KSB referred to in (a) above, which consist of a Form 10-QSB filed on March 14, 2003, and a Form 10-QSB filed on June 16, 2003.

         (c) A description of the securities of the Registrant is contained in a Form SB-2 filed on March 14, 2003.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

         Brian F. Faulkner, A Professional Law Corporation, counsel for the Registrant as giving an opinion on the validity of the securities being registered, will be receiving 5,000,000 shares of common stock of the Registrant. These shares will be paid pursuant to the Registrant's Non-Employee Directors and Consultants Retainer Stock Plan under this Form S-8 in exchange for legal services previously rendered, or to be rendered, under an attorney-client contract. These legal services consist of advice and preparation work in connection with reports of the Registrant under the Securities Exchange Act of 1934, and other general corporate and securities work for the company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIMITATION OF LIABILITY.

(a)      ARTICLES OF INCORPORATION AND BYLAWS.

         The articles of incorporation of the Registrant contain the following provisions with respect to liability of directors and officers:

         "To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance."

(b)      FLORIDA STATUTES.

"FLORIDA STATUTE 607.0831  LIABILITY OF DIRECTORS.

         (1) A director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless:

         (a) The director breached or failed to perform his or her duties as a director; and

         (b) The director's breach of, or failure to perform, those duties constitutes:

                  1. A violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful;

                  2. A transaction from which the director derived an improper personal benefit, either directly or indirectly;

                  3. A  circumstance  under which the  liability  provisions  of section 607.0834 are applicable;

                  4. In a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

                  5. In a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

         (2) For the purposes of this section, the term "recklessness" means the action, or omission to act, in conscious disregard of a risk:

         (a) Known, or so obvious that it should have been known, to the director; and

         (b) Known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

         (3) A director is deemed not to have derived an improper personal benefit from any transaction if the transaction and the nature of any personal benefit derived by the director are not prohibited by state or federal law or regulation and, without further limitation:

         (a) In an action other than a derivative suit regarding a decision by the director to approve, reject, or otherwise affect the outcome of an offer to purchase the stock of, or to effect a merger of, the corporation, the transaction and the nature of any personal benefits derived by a director are disclosed or known to all directors voting on the matter, and the transaction was authorized, approved, or ratified by at least two directors who comprise a majority of the disinterested directors (whether or not such disinterested directors constitute a quorum);

         (b) The transaction and the nature of any personal benefits derived by a director are disclosed or known to the shareholders entitled to vote, and the transaction was authorized, approved, or ratified by the affirmative vote or written consent of such shareholders who hold a majority of the shares, the voting of which is not controlled by directors who derived a personal benefit from or otherwise had a personal interest in the transaction; or

         (c) The transaction was fair and reasonable to the corporation at the time it was authorized by the board, a committee, or the shareholders, notwithstanding that a director received a personal benefit.

         (4) The circumstances set forth in subsection (3) are not exclusive and do not preclude the existence of other circumstances under which a director will be deemed not to have derived an improper benefit."

INDEMNIFICATION.

(a)      ARTICLES OF INCORPORATION AND BYLAWS.

         The articles of incorporation of the Registrant contain the following provisions with respect to indemnification:

         "This corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance."

(b)      FLORIDA STATUTES.

"FLORIDA STATUTE 607.0850 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS.

         (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

         (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

         (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

         (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

         (c) By independent legal counsel:

                  1. Selected by the board of directors  prescribed in paragraph
                  (a) or the committee prescribed in paragraph (b); or

                  2. If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

         (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

         (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

         (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

         (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

         (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

         (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

         (c) In the case of a director, a circumstance under which the liability provisions of section 607.0834 are applicable; or

         (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

         (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

         (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

         (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or


         (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

         (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         (11) For purposes of this section:

         (a) The term "other enterprises" includes employee benefit plans;

         (b) The term "expenses" includes counsel fees, including those for appeal;

         (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

         (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

         (e) The term "agent" includes a volunteer;

         (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

         (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

         (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section."

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

         (h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Phoenix, State of Arizona, on July 24, 2003.

                                        IBIZ TECHNOLOGY CORP.


                                        By: /s/  Kenneth W. Schilling
                                            -------------------------
                                            Kenneth W. Schilling, President


                            SPECIAL POWER OF ATTORNEY

         The undersigned constitute and appoint Kenneth W. Schilling their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


         Signature                             Title                   Date
-------------------------- -------------------------------------- --------------


/s/ Kenneth W. Schilling   President (acting principal financial  July 24, 2003
------------------------   and accounting officer)/Director
Kenneth W. Schilling


/s/ Mark H. Perkins        Executive Vice President of            July 24, 2003
-------------------        Operations/Director
Mark H. Perkins




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                                  EXHIBIT INDEX

Number                              Description

4 Non-Employee Directors and Consultants Retainer Stock Plan, dated July 18, 2003 (see below).

5                 Opinion Re: Legality (see below).

23.1              Consent of Accountants (see below).

23.2              Consent of Accountants (see below).

23.3              Consent of Counsel (see below).

24                Special Power of Attorney (see signature page).